CERTIFICATE OF TRUST

OF

PGIM ROCK ETF TRUST

This Certificate of Trust of PGIM Rock ETF Trust (the "Trust"), dated as of August 30, 2023, is being duly executed and filed by the undersigned, constituting the sole trustee of the Trust, to form a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the "Act").

1.Name. The name of the statutory trust is PGIM Rock ETF Trust.

2.Registered Office and Registered Agent. The business address of the registered office of the Trust in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, New Castle County. The name of the Trust's registered agent at such address is The Corporation Trust Company.

3.Registered Investment Company. The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended.

4.Notice of Limitation of Liabilities of Series. Notice is hereby given that, pursuant to Section 3804 of the Act, the Trust has or may establish one or more designated series and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof, and, unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

5.Effective Date. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, have duly executed this Certificate of Trust in accordance with the Act.

/s/ Claudia DiGiacomo Claudia DiGiacomo

as Trustee and not individually